Exhibit 99.1

News Release
225 West Wacker Drive	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60606

Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2008 Financial Results

CHICAGO, Oct. 30, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2008 financial results. The company reported consolidated revenue of $125.5 million in the third quarter of 2008, a 12.2% increase from revenue of $111.9 million in the third quarter of 2007. Consolidated operating income was $34.2 million in the third quarter of 2008, an increase of 8.7%, compared with $31.4 million in the third quarter of 2007. Morningstar’s net income was $22.2 million in the third quarter of 2008, or 45 cents per diluted share, compared with $19.9 million, or 41 cents per diluted share, in the third quarter of 2007.

Morningstar’s third-quarter results included $4.7 million in revenue from acquisitions completed during the previous 12 months. Excluding acquisitions and the impact of foreign currency translations, Morningstar’s revenue increased approximately 8% in the third quarter of 2008 compared with the prior-year period. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2008, revenue increased $66.2 million, or 20.9%, to $383.2 million, compared with $317.0 million in the same period a year ago. Revenue for the first nine months of the year included $20.7 million from acquisitions. Consolidated operating income increased 31.6% to $110.4 million in the first nine months of 2008, compared with $83.9 million in the prior-year period. Net income was $73.3 million, or $1.49 per diluted share, in the first nine months of 2008, compared with $53.9 million, or $1.13 per diluted share, in the same period in 2007.

“The financial crisis affected nearly all companies in the third quarter, and we weren’t immune,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “Year over year, our revenue grew 12%. However, organic revenue growth was 8%, a significant decline from previous levels. Investment Consulting, which has been one of our key growth contributors, slowed considerably compared with last year. The market has fallen about 20% over the past year, through Sept. 30, 2008, and our assets under advisement declined about 7%. Because we derive about 15% of our revenue from asset-based fees, the market downturn restrained our growth during the quarter.

“On the positive side, we’re fortunate to have a recurring revenue stream and strong renewals because of the subscription-based model in many of our businesses. We’ve continued to see strong demand for our Licensed Data service, which generated about one-fourth of our company-wide organic revenue increase in the quarter. Our three major Internet-based platforms—Morningstar Advisor Workstation, Morningstar Direct, and Morningstar.com—were also important contributors to revenue growth. That said, we are seeing longer sales cycles and tightening budgets from some clients, particularly from financial services companies affected by the industry turmoil. We don’t know how long these trends will persist, but we are actively monitoring the situation and managing our business for the long term.”

Mansueto added, “Our operating margin was down slightly, but remained healthy at 27.2%. We generated $37.3 million of free cash flow during the quarter. Our balance sheet is strong. We ended the quarter with more than $309 million in cash and investments, and we used $19 million in cash for our acquisition of Fundamental Data, a leading provider of closed-end fund data in the UK, in October.”

Key Business Drivers

Revenue:  In the third quarter of 2008, revenue in the Institutional segment grew 13.3% compared with the third quarter of 2007; approximately 7 percentage points of this increase came from acquisitions. Revenue in the Advisor and Individual segments rose 10.5% and 12.4%, respectively, in the third quarter of 2008 compared with the third quarter of 2007, with the increases stemming almost entirely from organic growth.

Compared with the second quarter of 2008, third-quarter revenue declined $6.7 million, or 5.1%, primarily because of lower revenue from Investment Consulting and online advertising revenue from Morningstar.com. In addition, Morningstar holds its annual investment conference in the second quarter, and revenue from this event does not recur in other quarters.

Revenue from international operations was $30.6 million in the third quarter of 2008, an increase of 23.0% from the same period a year ago. International revenue included $3.1 million from acquisitions, primarily from Hemscott, which Morningstar acquired on Jan. 9, 2008. Excluding the impact of acquisitions and foreign currency translations, international revenue grew approximately 10% in the third quarter of 2008, compared with the prior-year period. For the first nine months of 2008, international revenue rose 47.1%, with approximately half of the increase coming from acquisitions. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $34.2 million in the third quarter of 2008, an increase of 8.7% from the same period in 2007. Operating expense rose $10.9 million, or 13.6%, in the third quarter of 2008.

Compensation-related expense, excluding bonuses, increased $6.1 million, mainly because of a 34% increase in worldwide headcount year over year and higher sales commission expense. Lower bonus expense partially offset the increase in these costs. Morningstar had approximately 2,250 employees worldwide as of Sept. 30, 2008, compared with 1,680 as of Sept. 30, 2007. The company added approximately 290 employees as a result of acquisitions, primarily from Hemscott in the UK, and approximately 160 employees in its development center in China. In addition, Morningstar hired 50 employees in the third quarter for the Morningstar Development Program, a two-year rotational training program for entry-level college graduates. Higher lease expense for the company’s new corporate headquarters and other global offices also contributed to the operating expense increase in the quarter, but were partially offset by lower legal and professional fees. In the third quarter of 2007, Morningstar recorded $0.9 million in expense related to the settlement of litigation in Australia.

The company’s operating margin was 27.2% in the third quarter of 2008, compared with 28.1% in the same period in 2007. Operating margin declined slightly in the third quarter because of increased operating expense in most categories and higher office lease expense, which was partially offset by lower bonus expense. In the first nine months of 2008, operating margin was 28.8%, compared with 26.5% in the first nine months of 2007. For the first nine months of 2008, operating margin increased because of lower bonus expense, legal expense, and other general and administrative expense as a percentage of revenue. In addition, in the first nine months of 2007, the company had about $1.8 million in product implementation expense for Advice by Ibbotson and the Australian litigation expense that did not recur in the first nine months of 2008.

Effective Tax Rate:  The company’s effective tax rate in the third quarter of 2008 was 37.9%, a decrease of 3.8 percentage points compared with the prior-year period. Year-to-date, the company’s effective tax rate decreased to 36.5% from 40.4% in 2007. The decrease in the 2008 effective tax rate reflects a reduction in the company’s U.S. state tax rate related to a 2007 change in state tax law.

Free Cash Flow:  Morningstar generated free cash flow of $37.3 million in the third quarter of 2008, reflecting cash provided by operating activities of $49.2 million and capital expenditures of $11.9 million. Cash flow from operations increased $20.9 million in the third quarter of 2008, compared with the prior-year period, reflecting the receipt of tenant improvement allowances related to the company’s new headquarters in Chicago and the favorable impact from accounts receivable, income taxes, and accrued liabilities.

Capital expenditures in the quarter increased $8.5 million, mainly because of spending for office space build-outs in several locations. The company expects capital expenditures to be significantly higher in 2008 than in previous years, mainly because of spending for its new corporate headquarters.

In the first nine months of 2008, Morningstar generated free cash flow of $69.1 million, reflecting cash provided by operating activities of $98.4 million and capital expenditures of $29.3 million. Cash flow from operations in the first nine months of 2008 increased $25.5 million compared with the first nine months of 2007. Approximately half of the increase was due to tenant improvement allowances. The remainder reflected net income adjusted for non-cash items, partially offset by bonuses paid in the first quarter of 2008. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures. Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities.

As of Sept. 30, 2008, Morningstar had cash, cash equivalents, and investments of $309.6 million, compared with $193.1 million as of Sept. 30, 2007 and $258.6 million as of Dec. 31, 2007. On Oct. 2, 2008, the company acquired Fundamental Data Limited, a UK-based provider of closed-end fund data, for approximately $19 million in cash, subject to post-closing adjustments. Over the next few quarters, the company expects to pay approximately $25 million in capital expenditures, primarily related to its new corporate headquarters. The company expects the majority of the payments to occur in the fourth quarter of 2008.

Business Segment Performance

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Morningstar DirectSM, Retirement Advice (including Advice by

Ibbotson® and Morningstar® Retirement ManagerSM ), and the institutional Workstation product acquired from Standard & Poor’s.

•                  Revenue was $68.9 million in the third quarter of 2008, a 13.3% increase from $60.8 million in the third quarter of 2007. Third-quarter revenue declined 5.3% compared with the second quarter of 2008, primarily because of the sequential decline in Investment Consulting revenue.

•                  Acquisitions contributed revenue of $4.1 million to the Institutional segment in the third quarter, primarily from the Hemscott acquisition.

•                  Licensed Data was the largest contributor to organic revenue growth in the segment, as demand for data feeds and other services remained strong. Morningstar Direct also contributed to the increase in segment revenue.

•                  Investment Consulting, which has been a leading contributor to revenue growth in recent years, slowed considerably, and revenue was relatively flat year over year. Assets under advisement for Investment Consulting declined approximately 7%, with assets under advisement from Morningstar Associates declining approximately 21% and assets from Ibbotson Associates increasing about 14%. As previously announced, during the second quarter of 2008, an Investment Consulting client informed the company that it was not planning to renew its contract in October 2008. This contract represented about $11.3 million, or 2% of consolidated revenue, during the last 12 months. Because this client began moving assets out of some portfolios on which Morningstar provides advisory services during the third quarter, assets in some areas of Morningstar’s consulting business declined more than the market. Ibbotson Associates gained several new clients and experienced net inflows in some portfolios year over year, which offset the negative market performance.

•                  Operating income was $22.7 million in the third quarter of 2008, versus $20.7 million in the same period in 2007. Operating expense was $46.2 million, a 15.1% increase from $40.2 million in 2007. The majority of the operating expense growth reflects additional costs from the Hemscott acquisition.

•                  Operating margin was 32.9% in the third quarter of 2008, compared with 34.0% in the prior-year period. The majority of the decrease was driven by higher sales and marketing expense and cost of sales as a percentage of revenue, which both increased with the Hemscott acquisition.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $32.4 million in the third quarter of 2008, a 10.5% increase from $29.3 million in the same period in 2007. Third-quarter revenue declined 4.3% compared with the second quarter of 2008, primarily because of the timing of the annual Morningstar Investment Conference, which was held in the second quarter.

•                  Morningstar Advisor Workstation drove most of the growth in organic revenue. Total licenses for Morningstar Advisor Workstation in the United States increased to 189,863 as of Sept. 30, 2008, compared with 173,877 in the prior-year period.

•                  Principia subscriptions declined to 43,660 as of Sept. 30, 2008, compared with 49,303 in the prior-year period, as more clients transitioned to Advisor Workstation.

•                  Operating income was $8.8 million in the third quarter of 2008, an increase of 2.0% compared with $8.7 million in the third quarter of 2007. Operating expense was $23.6 million, up 14.0% from $20.7 million in 2007 primarily because of higher cost of goods sold and compensation expense.

•                  Operating margin was 27.3% in the third quarter of 2008, compared with 29.5% in the third quarter of 2007.

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•      Revenue was $26.6 million in the third quarter of 2008, a 12.4% increase from $23.7 million in the third quarter of 2007. Third-quarter revenue declined 5.4% compared with the second quarter of 2008, primarily because of lower online advertising revenue for Morningstar.com. The Hemscott acquisition contributed revenue of $0.4 million to the Individual segment in the third quarter.

•      Morningstar.com, including Premium Membership and Internet advertising sales, was the main contributor to the increase in organic revenue compared with the prior-year period. Equity Research also contributed to the revenue growth. Although total Premium Memberships for Morningstar.com were flat year over year, organic revenue still increased because of a January price increase as well as year-over-year growth in online advertising.

•      Operating income was $6.6 million in the third quarter of 2008, a 6.9% increase from $6.2 million in the prior-year period. Operating expense was $20.0 million, up 14.4% from $17.5 million in 2007 primarily because of higher compensation expense.

•      Operating margin was 24.8% in the third quarter of 2008, compared with 26.1% in the third quarter of 2007.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 290,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures
To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2008 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2008	2007	change		2008	2007	change

Revenue	$125,505	$111,859	12.2%		$383,186	$316,991	20.9%
Operating expense(1):
Cost of goods sold	32,828	28,674	14.5%		98,930	83,549	18.4%
Development	10,271	9,010	14.0%		30,187	26,199	15.2%
Sales and marketing	19,457	17,132	13.6%		62,547	50,332	24.3%
General and administrative	22,507	19,936	12.9%		62,392	57,150	9.2%
Depreciation and amortization	6,266	5,662	10.7%		18,699	15,843	18.0%
Total operating expense	91,329	80,414	13.6%		272,755	233,073	17.0%
Operating income	34,176	31,445	8.7%		110,431	83,918	31.6%
Operating margin	27.2%	28.1%	(0.9)pp		28.8%	26.5%	2.3 pp

Non-operating income (expense):
Interest income, net	1,568	1,812	(13.5%	)	4,468	4,998	(10.6%	)
Other income (expense), net	(278)	408	NMF		(575)	103	NMF
Non-operating income, net	1,290	2,220	(41.9%	)	3,893	5,101	(23.7%	)

Income before income taxes and equity in net income of unconsolidated entities	35,466	33,665	5.3%		114,324	89,019	28.4%
Income tax expense	13,547	14,229	(4.8%	)	42,127	36,516	15.4%
Equity in net income of unconsolidated entities	268	417	(35.7%	)	1,065	1,409	(24.4%	)
Net income	$22,187	$19,853	11.8%		$73,262	$53,912	35.9%
Net income per share
Basic	$0.48	$0.46	4.3%		$1.60	$1.26	27.0%
Diluted	$0.45	$0.41	9.8%		$1.49	$1.13	31.9%
Weighted average common shares outstanding:
Basic	46,499	43,393			45,883	42,889
Diluted	49,421	48,232			49,221	47,919

	Three months ended September 30				Nine months ended September 30
	2008	2007			2008	2007
(1) Includes stock-based compensation expense of:
Cost of goods sold	$547	$408			$1,511	$1,259
Development	359	302			1,047	926
Sales and marketing	366	327			1,090	1,038
General and administrative	1,546	1,560			4,883	4,911
Total stock-based compensation expense	$2,818	$2,597			$8,531	$8,134

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30			Nine months ended September 30
	2008	2007	change	2008	2007	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	26.2%	25.6%	0.6 pp	25.8%	26.4%	(0.6)pp
Development	8.2%	8.1%	0.1 pp	7.9%	8.3%	(0.4)pp
Sales and marketing	15.5%	15.3%	0.2 pp	16.3%	15.9%	0.4 pp
General and administrative	17.9%	17.8%	0.1 pp	16.3%	18.0%	(1.7)pp
Depreciation and amortization	5.0%	5.1%	(0.1)pp	4.9%	5.0%	(0.1)pp
Total operating expense(2)	72.8%	71.9%	0.9 pp	71.2%	73.5%	(2.3)pp
Operating margin	27.2%	28.1%	(0.9)pp	28.8%	26.5%	2.3 pp

	Three months ended September 30			Nine months ended September 30
	2008	2007	change	2008	2007	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.4%	—	0.4%	0.4%	—
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.2%	1.4%	(0.2)pp	1.3%	1.5%	(0.2)pp
Total stock-based compensation expense(2)	2.2%	2.3%	(0.1)pp	2.2%	2.6%	(0.4)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2008	2007	2008	2007

Operating activities
Net income	$22,187	$19,853	$73,262	$53,912
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,266	5,662	18,699	15,843
Deferred income tax expense (benefit)	(1,637)	2,134	1,282	436
Stock-based compensation expense	2,818	2,597	8,531	8,134
Equity in net income of unconsolidated entities	(268)	(417)	(1,065)	(1,409)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(4,700)	(6,264)	(22,043)	(13,275)
Other, net	356	(63)	(419)	(112)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	3,043	(1,522)	(179)	(6,978)
Other assets	(1,614)	(1,010)	(3,460)	(141)
Accounts payable and accrued liabilities	431	(2,530)	1,428	698
Accrued compensation	14,369	14,128	(14,521)	1,237
Deferred revenue	(8,407)	(10,517)	(1,635)	2,872
Income taxes payable	14,003	6,563	27,107	13,766
Deferred rent	2,093	6	11,399	42
Other liabilities	305	(240)	(22)	(2,149)
Cash provided by operating activities	49,245	28,380	98,364	72,876
Investing activities
Purchases of investments	(24,915)	(49,978)	(71,861)	(90,221)
Proceeds from sale of investments	13,580	9,144	95,793	51,364
Capital expenditures	(11,936)	(3,466)	(29,290)	(9,354)
Acquisitions, net of cash acquired	(4,964)	(5,252)	(55,981)	(60,315)
Other, net	—	—	—	(3)
Cash used for investing activities	(28,235)	(49,552)	(61,339)	(108,529)
Financing activities
Proceeds from stock option exercises	4,687	5,890	17,282	11,576
Excess tax benefits from stock option exercises and vesting of restricted stock units	4,700	6,264	22,043	13,275
Other, net	1	—	(3)	—
Cash provided by financing activities	9,388	12,154	39,322	24,851
Effect of exchange rate changes on cash and cash equivalents	(3,660)	458	(2,308)	1,080
Net increase (decrease) in cash and cash equivalents	26,738	(8,560)	74,039	(9,722)
Cash and cash equivalents — Beginning of period	206,877	94,978	159,576	96,140
Cash and cash equivalents — End of period	$233,615	$86,418	$233,615	$86,418

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2008	2007	2008	2007
Cash provided by operating activities	$49,245	$28,380	$98,364	$72,876
Less: Capital expenditures	(11,936)	(3,466)	(29,290)	(9,354)
Free cash flow	$37,309	$24,914	$69,074	$63,522

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
($000)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$233,615	$159,576
Investments	76,005	99,012
Accounts receivable, net	90,567	86,812
Income tax receivable	3,586	8,998
Other	15,677	13,163
Total current assets	419,450	367,561

Property and equipment, net	52,291	19,108
Investments in unconsolidated entities	20,330	19,855
Goodwill	166,147	128,141
Intangible assets, net	103,211	95,767
Deferred tax asset, net	9,391	15,658
Other assets	3,930	3,217
Total assets	$774,750	$649,307

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$32,114	$22,325
Accrued compensation	56,012	64,709
Deferred revenue	130,353	129,302
Deferred tax liability, net	52	557
Other	119	945
Total current liabilities	218,650	217,838

Accrued compensation	10,852	13,913
Other long-term liabilities	19,841	9,253
Total liabilities	249,343	241,004
Total shareholders’ equity	525,407	408,303
Total liabilities and shareholders’ equity	$774,750	$649,307

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30				Nine months ended September 30
($000)	2008	2007	change		2008	2007	change

Revenue
Individual	$26,613	$23,667	12.4%		$82,119	$71,897	14.2%
Advisor	32,402	29,336	10.5%		96,958	85,522	13.4%
Institutional	68,948	60,845	13.3%		211,718	165,751	27.7%
Eliminations	(2,458)	(1,989)	23.6%		(7,609)	(6,179)	23.1%
Consolidated revenue	$125,505	$111,859	12.2%		$383,186	$316,991	20.9%

Revenue—U.S.	$94,924	$87,006	9.1%		$289,621	$253,405	14.3%
Revenue—International	$30,581	$24,853	23.0%		$93,565	$63,586	47.1%

Revenue—U.S. (percentage of consolidated revenue)	75.6%	77.8%	(2.2)pp		75.6%	79.9%	(4.3)pp
Revenue—International (percentage of consolidated revenue)	24.4%	22.2%	2.2 pp		24.4%	20.1%	4.3 pp

Operating income (loss)(1)
Individual	$6,611	$6,187	6.9%		$21,043	$17,980	17.0%
Advisor	8,841	8,668	2.0%		28,327	23,558	20.2%
Institutional	22,704	20,676	9.8%		73,283	53,467	37.1%
Corporate items and eliminations	(3,980)	(4,086)	(2.6%	)	(12,222)	(11,087)	10.2%
Consolidated operating income	$34,176	$31,445	8.7%		$110,431	$83,918	31.6%

Operating margin(1)
Individual	24.8%	26.1%	(1.3)pp		25.6%	25.0%	0.6 pp
Advisor	27.3%	29.5%	(2.2)pp		29.2%	27.5%	1.7 pp
Institutional	32.9%	34.0%	(1.1)pp		34.6%	32.3%	2.3 pp
Consolidated operating margin	27.2%	28.1%	(0.9)pp		28.8%	26.5%	2.3 pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

		As of September 30
		2008	2007	% change
Our employees
Worldwide headcount (approximate)		2,250	1,680	33.9%
Number of U.S. stock analysts		103	93	10.8%
Number of worldwide stock analysts		133	117	13.7%
Number of U.S. fund analysts		28	27	3.7%
Number of worldwide fund analysts		81	65	24.6%

Our business
Morningstar.com Premium subscriptions		178,355	177,045	0.7%
Registered users for Morningstar.com (U.S.)		5,590,862	5,227,250	7.0%
U.S. Advisor Workstation licenses		189,863	173,877	9.2%
Principia subscriptions		43,660	49,303	(11.4%	)
Morningstar Direct licenses		2,843	1,908	49.0%
Assets under management for Morningstar Managed Portfolios		$1.9 bil	$2.2 bil	(13.6%	)
Assets under management for managed retirement accounts		$13.5 bil	$12.8 bil	5.5%
Morningstar Associates		$1.2 bil	$975.9 mil	23.0%
Ibbotson Associates		$12.3 bil	$11.8 bil	4.2%
Assets under advisement for Investment Consulting		$85.2 bil	$91.4 bil	(6.8%	)
Morningstar Associates		$43.0 bil	$54.5 bil	(21.1%	)
Ibbotson Associates		$42.2 bil	$36.9 bil	14.4%

	Three months ended September 30		Nine months ended September 30
($000)	2008	2007	2008	2007
Effective income tax expense rate
Income before income taxes and equity in net income of unconsolidated entities	$35,466	$33,665	$114,324	$89,019
Equity in net income of unconsolidated entities	268	417	1,065	1,409
Total	$35,734	$34,082	$115,389	$90,428
Income tax expense	$13,547	$14,229	$42,127	$36,516
Effective income tax expense rate	37.9%	41.7%	36.5%	40.4%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30			Nine months ended September 30
($000)	2008	2007	% change	2008	2007	% change

Consolidated revenue	$125,505	$111,859	12.2%	$383,186	$316,991	20.9%
Less: acquisitions	(4,732)	—	NMF	(20,706)	—	NMF
Less: impact of foreign currency	(271)	—	NMF	(5,637)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$120,502	$111,859	7.7%	$356,843	$316,991	12.6%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30			Nine months ended September 30
($000)	2008	2007	% change	2008	2007	% change

International revenue	$30,581	$24,853	23.0%	$93,565	$63,586	47.1%
Less: acquisitions	(3,082)	—	NMF	(15,481)	—	NMF
Less: impact of foreign currency	(271)	—	NMF	(5,637)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$27,228	$24,853	9.6%	$72,447	$63,586	13.9%

Morningstar includes an acquired operation as part of our revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	2008 Revenue from Acquisitions
Standard & Poor’s fund data business	January 1, 2008 through March 15, 2008
Hemscott data, media, and investor relations Web site businesses	January 9, 2008 through September 30, 2008
Financial Computer Support, Inc.	September 2, 2008 through September 30, 2008